UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 26, 2007

LookSmart, Ltd.

(Exact name of registrant as specified in its charter)

Delaware	000-26357	13-3904355
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

625 Second Street

San Francisco, CA 94107

(Address of principal executive offices, with zip code)

(415) 348-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(a) On July 26, 2007, David Hills, the President, Chief Executive Officer and a member of the board of directors of LookSmart, Ltd. (the “Company”), resigned as an employee and director of the Company effective as of August 1, 2007. Mr. Hills did not resign as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

(b) LookSmart’s board of directors has appointed Edward F. West, the Company’s current Chair of the Board of Directors, as interim President and Chief Executive Officer of the Company, to replace Mr. Hills, effective as of August 1, 2007. Mr. West is 54 years old and currently serves as Managing Director of Sage Partners LLC, an advisory services firm, where he started a global venture development practice for promising early-stage companies in 2003. Mr. West served as Chief Executive Officer of Colarity Corporation, a customer knowledge management services company, from January 2001 to December 2003. From December 1999 to December 2000, Mr. West served as Chief Executive Officer of RealNames International, the global development subsidiary of RealNames Corporation, an Internet names and navigation platform provider. From May 1998 to December 1999, Mr. West served as Executive Vice President, Business Development, Sales and Marketing, at RealNames Corporation. From January 1996 to April 1998, Mr. West served as Chief Operating Officer of Softbank Interactive Marketing, a provider of marketing services and sales representation to Internet sites seeking interactive advertisers. Mr. West received an A.B. in Architecture/Urban Planning from Princeton University and an M.B.A. from Harvard Business School.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LookSmart, Ltd. (Registrant)

By:	/s/ John Simonelli
John Simonelli
Chief Financial Officer

Date: August 1, 2007

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